EXHIBIT 99.1

Press Release

Release Date: October 2, 2013	Contact: Thomas A. Vento -
at 4:30 p.m. EST	President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES APPROVAL OF
PLAN OF CONVERSION; CONVERSION EXPECTED TO CLOSE OCTOBER 9, 2013

Philadelphia, Pennsylvania (October 2, 2013) –Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), announced today that the Plan of Conversion and Reorganization providing for the “second-step” conversion of Prudential Mutual Holding Company, the Company’s mutual holding company parent, was approved by the shareholders of the Company and the depositors of the Bank at separate meetings held on September 26, 2013.  The conversion and offering are expected to be completed on or about October 9, 2013.  The closing of the transaction is subject to the satisfaction of customary closing conditions.

As a result of the conversion and offering, Prudential Mutual Holding Company and the Company will cease to exist and Prudential Bancorp, Inc. (“Prudential Bancorp-New”), the new Pennsylvania corporation formed to facilitate the conversion, will become the parent holding company of the Bank and will be wholly owned by public shareholders.

A total of 7,141,602 shares of common stock of Prudential Bancorp-New are expected to be sold in the subscription offering at $10.00 per share for gross proceeds of $71.4 million.  Concurrent with the completion of the offering, the outstanding shares of the Company common stock (except for the shares owned by the mutual holding company, which will be cancelled) will be exchanged for shares of Prudential Bancorp-New common stock.  As a result, each existing share of Company common stock is expected to be converted into the right to receive 0.9442 shares of Prudential Bancorp-New common stock.  The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in Prudential Bancorp-New as they owned in the Company.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00.  Upon completion of the conversion, the total shares outstanding after the stock offering and the exchange is expected to be approximately 9,545,000 shares.

The offering was oversubscribed in the first priority of the subscription offering, eligible depositors of the Bank as of December 31, 2011, and orders of such subscribers will be allocated accordingly. Orders received in other priority levels and orders received in the community offering will not be filled.  Unused funds applicable to partially filled orders and unfilled orders will be returned promptly after the closing of the conversion, with interest.  Information regarding the allocation of common stock in the subscription offering may be obtained by contacting the Stock Information Center at (215) 391-4141, from 10:00 a.m. to 4:00 p.m., Eastern Time.

Sandler O’Neill & Partners, L.P., managed the subscription and community offerings. Elias, Matz, Tiernan & Herrick L.L.P. acted as legal counsel to the Company.

The Company’s common stock will continue to trade on the Nasdaq Global Market under the trading symbol “PBIP” through October 9, 2013.  It is anticipated that, beginning on October 10, 2013, the shares of Prudential Bancorp-New common stock will trade on the Nasdaq Global Market under the same trading symbol “PBIP.”

Stock certificates for shares purchased in the subscription offering are expected to be mailed to subscribers on or about October 9, 2013. Shareholders of the Company holding shares in street name or in book-entry form will receive shares of Prudential Bancorp-New directly through their accounts. Shareholders holding shares in certificated form will be mailed a letter of transmittal on or about October 11, 2013 and receive their shares of Prudential Bancorp-New common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission (“SEC”).  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of Prudential Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania and Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

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